Exhibit 5.1
[WILLIAMS MULLEN LETTERHEAD]

May 9, 2012

Board of Directors
NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by NII Holdings, Inc., a Delaware corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company's common stock, par value $0.001 per share (the “Shares”) pursuant to the Company's 2012 Incentive Compensation Plan (the “2012 Plan”), which supersedes and replaces the Company's 2004 Incentive Compensation Plan and 2002 Management Incentive Plan. As counsel to the Company, we have reviewed Post-Effective Amendment No. 1 to the Registration Statements on Forms S-8 (Registration Nos. 333-117394 and 333-101136) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance of the Shares under the 2012 Plan (collectively, the Registration Statements).

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statements and the terms and conditions of the 2012 Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm as counsel to the Company in the Registration Statements.

/s/ WILLIAMS MULLEN

North Carolina Virginia Washington, D.C.
200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.420.6000 Fax: 804.420.6507 www.williamsmullen.com